Exhibit 11.1

                            STARSIGHT TELECAST, INC.
                          Calculation of Loss Per Share
                        (in thousands, except share data)


                                                 Three Months Ended             Six Months Ended
                                                       June 30,                       June 30,
                                                  1996          1995            1996            1995
                                             ----------      ----------      ----------      ----------

Net Loss                                        $(6,076)        $(7,392)       $(12,839)       $(16,550)
                                             ==========      ==========      ==========      ==========

Weighted average shares of
common shares outstanding                    25,369,248      21,062,577      24,080,798      21,042,132

Common share equivalents related
to options and warrants                            --              --              --              --
                                             ----------      ----------      ----------      ----------

Common share and common share equivalent     25,369,248      21,062,577      24,080,798      21,042,132
                                             ==========      ==========      ==========      ==========

Net loss per common share and
common share equivalent                         $(0.24)          $(0.35)         $(0.53)         $(0.79)
                                             ==========      ==========      ==========      ==========


The net loss per share for the three and six months ended June 30, 1996 and 1995 is based on the weighted average number of shares of common stock outstanding during the period. No effect has been given to unexercised stock options and warrants because the effect would be antidilutive.